Exhibit 99.194

North Valley Bancorp Reports Results for the Quarter

and Nine Months Ended September 30, 2012

October 30, 2012 – REDDING, CA - North Valley Bancorp (NASDAQ:NOVB), a bank holding company with approximately $895 million in assets, today reported results for the third quarter and nine months ended September 30, 2012. North Valley Bancorp (“the Company”) is the parent company for North Valley Bank (“the Bank”).

The Company reported net income for the third quarter ended September 30, 2012 of $5,351,000, or $0.78 per diluted share, compared to net income of $1,320,000, or $0.19 per diluted share for the same period in 2011. The Company reported net income for the nine months ended September 30, 2012 of $7,092,000, or $1.04 per diluted share, compared to net income of $2,238,000, or $0.33 per diluted share, for the same period in 2011. Net income for the three and nine months ended September 30, 2012 included a $4,277,000 release of the deferred tax asset valuation allowance that was established in the third quarter of 2010. “We continue to make progress and execute our plan to rebuild the value of the Company for shareholders. The Company’s already strong capital position increased as the valuation allowance for the deferred tax assets was eliminated. We will continue to focus on capital management, efficiency, reduction of nonperforming assets and loan production, as we plan for 2013,” stated Michael J. Cushman, President and CEO.

The Company recorded provisions for loan losses of $700,000 and $2,100,000 for the third quarter and nine months ended September 30, 2012, respectively, compared to provisions for loan losses of $400,000 and $2,650,000 for the third quarter and nine months ended September 30, 2011, respectively. The allowance for loan losses at September 30, 2012 was $11,427,000, or 2.33% of total loans, compared to $12,656,000, or 2.77% of total loans at December 31, 2011 and $13,671,000, or 2.90% of total loans at September 30, 2011.

At September 30, 2012, total assets were $894,551,000, a decrease of $16,738,000, or 1.8%, from $911,289,000 at September 30, 2011. The loan portfolio totaled $489,900,000 at September 30, 2012, an increase of $18,142,000, or 3.9%, compared to $471,758,000 at September 30, 2011. The increase in the loan portfolio was due to the purchase of $33,325,000 of jumbo residential mortgages during the third quarter ended September 30, 2012. The loan to deposit ratio at September 30, 2012 was 64.6% as compared to 61.3% at September 30, 2011, and 59.5% at December 31, 2011. Total deposits decreased $10,932,000, or 1.4%, to $758,476,000 at September 30, 2012 compared to $769,408,000 at September 30, 2011. When compared to December 31, 2011, total assets at September 30, 2012 decreased $10,415,000 from $904,966,000, loans increased by $33,685,000 from $456,215,000 and deposits decreased by $7,763,000 from $766,239,000. Available-for-sale investment securities and Federal funds sold decreased $13,180,000 and $39,805,000, respectively, from December 31, 2011 to September 30, 2012 resulting from the increase in loans.

At September 30, 2012, the Company’s Total Risk-based Capital was $112,076,000, and its risk-based capital ratios were: Total Risk-based Capital ratio – 18.4%; Tier 1 risk-based Capital ratio – 17.1%; and Tier 1 Leverage ratio – 11.6%. The Bank’s Total Risk-based Capital at September 30, 2012 was $112,148,000, and its risk-based capital ratios were: Total Risk-based Capital ratio – 18.4%; Tier 1 risk-based Capital ratio – 17.2%; and Tier 1 Leverage ratio – 11.6%.

Credit Quality

Nonperforming loans (defined as nonaccrual loans and loans 90 days or more past due and still accruing interest) decreased $563,000 to $11,579,000 at September 30, 2012 from $12,142,000 at September 30, 2011, and decreased $6,832,000 when compared to the December 31, 2011 balance of $18,411,000. Nonperforming loans as a percentage of total loans were 2.36% at September 30, 2012, compared to 2.57% at September 30, 2011, and 4.04% at December 31, 2011.

The overall level of nonperforming loans decreased $5,192,000 to $11,579,000 at September 30, 2012 from $16,771,000 at June 30, 2012. During the third quarter of 2012, the Company identified eight loans totaling $3,298,000 as additional nonperforming loans. These additions were offset by reductions in nonperforming loans totaling $8,490,000 due primarily to transfers to OREO of six properties totaling $6,909,000, and secondarily due to charge-offs and collections received on certain loans. Of the eight loans totaling $3,298,000 identified as nonaccrual loans and added to nonperforming loans during the third quarter of 2012, one loan represents $1,952,000 of the total. This loan is for a special-use commercial real estate building located in Sacramento County. A specific reserve of $417,000 has been established on this loan. The remaining seven loans in this group of nonperforming loans total $1,346,000 and specific reserves totaling $50,000 have been established.

Gross loan charge-offs for the third quarter of 2012 were $1,094,000 and recoveries totaled $89,000 resulting in net charge-offs of $1,005,000 compared to gross loan charge-offs for the third quarter of 2011 of $1,571,000 and recoveries of $96,000 resulting in net charge-offs of $1,475,000. Gross charge-offs for the nine months ended September 30, 2012 were $3,651,000 and recoveries totaled $322,000 resulting in net charge-offs of $3,329,000, compared to gross charge-offs for the nine months ended September 30, 2011 of $4,374,000 and recoveries of $402,000 resulting in net charge-offs of $3,972,000.

Nonperforming assets (nonperforming loans and OREO) totaled $33,268,000 at September 30, 2012, an increase of $238,000 from the September 30, 2011 balance of $33,030,000, and a $5,249,000 decrease from the December 31, 2011 balance of $38,517,000. Nonperforming assets as a percentage of total assets were 3.72% at September 30, 2012 compared to 3.62% at September 30, 2011 and 4.26% at December 31, 2011.

The Company’s OREO properties increased $6,041,000 to $21,689,000 at September 30, 2012 from $15,648,000 at June 30, 2012. The increase in OREO was due to transfer of six properties into OREO totaling $6,909,000. The increase in OREO was partially offset by the sale of one property totaling $130,000, and a net write-down of certain other OREO properties during the quarter ended September 30, 2012 of $738,000.

Operating Results

Net interest income, which represents the Company’s largest component of revenues and is the difference between interest earned on loans and investments and interest paid on deposits and borrowings, decreased $134,000, or 1.7%, for the three months ended September 30, 2012 compared to the same period in 2011. Interest income decreased by $812,000, primarily due to the decrease in interest income on loans due to the decrease in yield on average loan balances. The Company had foregone interest income of $138,000 related to loans currently on nonaccrual status for the three months ended September 30, 2012 compared to $89,000 for the same period in 2011. Average loans increased $1,184,000 in the third quarter of 2012 compared to the third quarter of 2011, while the yield on the loan portfolio decreased 41 basis points to 5.56% for the third quarter of 2012. Partially offsetting this decrease in interest income was a decrease in interest expense of $678,000, or 48.7%, primarily due to a decrease in the rates paid on deposits and secondarily to a decrease in interest expense on its subordinated debentures. Overall, average earning assets increased $10,637,000 in the third quarter of 2012 compared to the third quarter of 2011. Average yields on earning assets decreased 46 basis points from the quarter ended September 30, 2011, to 4.13% for the quarter ended September 30, 2012 while the average rate paid on interest-bearing liabilities decreased by 43 basis points to 0.45%. The Company’s net interest margin for the quarter ended September 30, 2012 was 3.78%, a decrease of 12 basis points from the margin of 3.90% for the third quarter in 2011 and an increase of 11 basis points from the 3.67% net interest margin for the quarter ended June 30, 2012. Net interest income decreased $1,377,000 for the nine months ended September 30, 2012 compared to the same period in 2011. Total interest income decreased by $2,811,000 for the nine months ended September 30, 2012 compared to the same period in 2011, primarily due to a decrease in income on loans of $2,521,000 as a result of both the decrease in the average balance of loans and a decrease in yield on loans. Interest expense decreased $1,434,000 due primarily to a decrease on rates paid on deposits for the nine months ended September 30, 2012 compared to the same period in 2011. The net interest margin for the nine months ended September 30, 2012 decreased 30 basis points to 3.70% from the net interest margin of 4.00% for the nine months ended September 30, 2011.

Noninterest income for the quarter ended September 30, 2012 increased $192,000, or 4.8%, to $4,204,000 from $4,012,000 for the same period in 2011. Service charges on deposits decreased $119,000 to $1,086,000 for the third quarter of 2012 compared to $1,205,000 for the third quarter of 2011, and other fees and charges decreased by $102,000 to $1,102,000 for the third quarter of 2012 compared to $1,204,000 for the same period in 2011. The Company recorded gains on the sale of loans of $769,000 for the third quarter of 2012, an increase of $587,000 from $182,000 for the same period in 2011 as the activity of the Company’s real estate mortgage department continues to grow. The Company recorded a gain on the sale of securities of $697,000 for the third quarter ended September 30, 2012, a decrease of $162,000 from $859,000 for the same period in 2011. Noninterest income for the nine months ended September 30, 2012 increased $1,502,000 to $12,150,000 from $10,648,000 for the same period in 2011. Service charges on deposits decreased $269,000 to $3,274,000 for the nine months ended September 30, 2012 compared to $3,543,000 for the same period in 2011, while other fees and charges increased by $137,000 to $3,620,000 for the nine months ended September 30, 2012 compared to $3,483,000 for the same period in 2011. The Company recorded gains on the sale of loans of $1,858,000 for the nine months ended September 30, 2012, an increase of $901,000 from $957,000 for the same period in 2011, and the Company recorded a gain on the sale of securities of $1,656,000 for the nine months ended September 30, 2012, an increase of $807,000 from $849,000 for the same period in 2011.

Noninterest expense increased $162,000 to $9,759,000 for the third quarter of 2012 from $9,597,000 for the third quarter of 2011. Salaries and employee benefits increased $303,000 to $5,005,000 for the third quarter of 2012 compared to the third quarter of 2011 due primarily to the expansion of the Company’s real estate department and the development of incentive plans. The increase in salaries and benefits expense was partially offset by a decrease in occupancy and equipment expense of $73,000, a decrease in other real estate owned expense of $60,000, and a decrease in FDIC insurance premiums and state assessments of $82,000. Noninterest expense for the nine months ended September 30, 2012 was $28,643,000, a decrease of $160,000 compared to $28,803,000 for the same period in 2011. For the nine months ended September 30, 2012, salaries and employee benefits increased $1,219,000 while occupancy and equipment expense decreased $323,000. Other real estate owned expense was $1,793,000 for the first nine months of 2012 compared to $2,506,000 for the first nine months of 2011 and FDIC insurance premiums and state assessments were $701,000 for the first nine months of 2012 compared to $1,040,000 for the first nine months of 2011.

The Company recorded a benefit for income taxes for the quarter and nine months ended September 30, 2012 of $3,893,000 and $3,251,000, respectively, which was the result of the reversal of the $4,277,000 deferred tax asset valuation allowance (the Company had recorded a provision for income taxes of $1,026,000 in 2012). The deferred tax asset valuation allowance was established in the third quarter of 2010 when it was determined to be more likely than not that a portion of the Company’s deferred tax asset would not be realized due to the Company’s previous losses and the uncertainty of the Company’s ability to generate sufficient future taxable income. To determine if the benefit of its net deferred tax asset will more likely than not be realized, the Company’s management analyzed both positive and negative evidence that may affect the realization of the deferred tax asset. This evidence includes sustained pre-tax income for eight consecutive quarters as of September 30, 2012. Other evidence considered by management includes the termination of the supervisory agreement by and among North Valley Bancorp, North Valley Bank, and the Federal Reserve Bank of San Francisco, effective April 16, 2012; the approval by the Federal Reserve Bank of San Francisco and the California Department of Financial Institutions allowing North Valley Bank upstream $16.5 million to the Company to pay all deferred interest on its subordinated debentures and to fully redeem its North Valley Capital Trust I subordinated notes in the amount of $10.3 million; the redemption of the Company’s North Valley Capital Trust I on July 25, 2012; estimates of sustained future earnings; and the length of the carryforward period in which the Company must utilize its net operating losses and tax credits. During the quarter ended December 31, 2011, the Company reversed the Federal portion of its valuation allowance in the amount of $223,000, and in the quarter ended September 30, 2012, the Company reversed the remaining valuation allowance of $4,277,000.

North Valley Bancorp is a bank holding company headquartered in Redding, California. Its subsidiary, North Valley Bank (“NVB”), operates twenty-four commercial banking offices in Shasta, Humboldt, Del Norte, Mendocino, Yolo, Sonoma, Placer and Trinity Counties in Northern California, including two in-store supermarket branches and six Business Banking Centers. North Valley Bancorp, through NVB, offers a wide range of consumer and business banking deposit products and services including internet banking and cash management services. In addition to these depository services, NVB engages in a full complement of lending activities including consumer, commercial and real estate loans. Additionally, NVB has SBA Preferred Lender status and provides investment services to its customers. Visit the Company's website address at www.novb.com for more information.

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management's assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally, regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of the war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by the Company with the Securities and Exchange Commission, should be carefully considered when evaluating the business prospects of the Company. North Valley Bancorp undertakes no obligation to update any forward-looking statements contained in this release, except as required by law.

For further information contact:

Michael J. Cushman or	Kevin R. Watson
President & Chief Executive Officer	Executive Vice President & Chief Financial Officer
(530) 226-2900 Fax: (530) 221-4877	(530) 226-2900 Fax: (530) 221-4877

NORTH VALLEY BANCORP
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands, except share and per share data)

	Three Months Ended
	September 30,
Statement of Income	2012	2011	$ Change	% Change
Interest income
Loans (including fees)	$6,663	$7,134	$(471)	(6.60%)
Investment securities	1,753	2,082	(329)	(15.80%)
Federal funds sold and other	10	22	(12)	(54.55%)
Total interest income	8,426	9,238	(812)	(8.79%)
Interest expense
Interest on deposits	462	940	(478)	(50.85%)
Subordinated debentures	243	451	(208)	(46.12%)
Other borrowings	8	—	8	—
Total interest expense	713	1,391	(678)	(48.74%)
Net interest income	7,713	7,847	(134)	(1.71%)
Provision for loan losses	700	400	300	75.00%
Net interest income after provision for loan losses	7,013	7,447	(434)	(5.83%)

Noninterest income
Service charges on deposit accounts	1,086	1,205	(119)	(9.88%)
Other fees and charges	1,102	1,204	(102)	(8.47%)
Gain on sale of loans, net	769	182	587	322.53%
Gain on sales of securities, net	697	859	(162)	(18.86%)
Other	550	562	(12)	(2.14%)
Total noninterest income	4,204	4,012	192	4.79%

Noninterest expenses
Salaries and employee benefits	5,005	4,702	303	6.44%
Occupancy	651	732	(81)	(11.07%)
Furniture and equipment	237	229	8	3.49%
Other real estate owned expense	817	877	(60)	(6.84%)
FDIC and state assessments	212	294	(82)	(27.89%)
Other	2,837	2,763	74	2.68%
Total noninterest expenses	9,759	9,597	162	1.69%
Income before (benefit) provision for income taxes	1,458	1,862	(404)	(21.70%)
(Benefit) provision for income taxes	(3,893)	542	(4,435)	(818.27%)
Net income	$5,351	$1,320	$4,031	305.38%

Common Share Data
Basic and diluted earnings per share	$0.78	$0.19	$0.59	310.53%

Shares outstanding	6,835,192	6,833,369
Basic weighted average shares outstanding	6,834,769	6,834,369
Dilutive weighted average shares outstanding	6,835,769	6,834,369
Book value per share	$14.47	$13.28
Tangible book value	$14.43	$13.22

NORTH VALLEY BANCORP
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands, except share and per share data)

	Nine Months Ended
	September 30,
Statement of Income	2012	2011	$ Change	% Change
Interest income
Loans (including fees)	$19,457	$21,978	$(2,521)	(11.47%)
Investment securities	5,943	6,251	(308)	(4.93%)
Federal funds sold and other	55	37	18	48.65%
Total interest income	25,455	28,266	(2,811)	(9.94%)
Interest expense
Interest on deposits	1,800	3,034	(1,234)	(40.67%)
Subordinated debentures	1,213	1,420	(207)	(14.58%)
Other borrowings	8	1	7	700.00%
Total interest expense	3,021	4,455	(1,434)	(32.19%)
Net interest income	22,434	23,811	(1,377)	(5.78%)
Provision for loan losses	2,100	2,650	(550)	(20.75%)
Net interest income after provision for loan losses	20,334	21,161	(827)	(3.91%)

Noninterest income
Service charges on deposit accounts	3,274	3,543	(269)	(7.59%)
Other fees and charges	3,620	3,483	137	3.93%
Gain on sale of loans, net	1,858	957	901	94.15%
Gain on sales of securities, net	1,656	849	807	95.05%
Other	1,742	1,816	(74)	(4.07%)
Total noninterest income	12,150	10,648	1,502	14.11%

Noninterest expenses
Salaries and employee benefits	15,113	13,894	1,219	8.77%
Occupancy	1,911	2,124	(213)	(10.03%)
Furniture and equipment	709	819	(110)	(13.43%)
Other real estate owned expense	1,793	2,506	(713)	(28.45%)
FDIC and state assessments	701	1,040	(339)	(32.60%)
Other	8,416	8,420	(4)	(0.05%)
Total noninterest expenses	28,643	28,803	(160)	(0.56%)
Income before (benefit) provision for income taxes	3,841	3,006	835	27.78%
(Benefit) provision for income taxes	(3,251)	768	(4,019)	(523.31%)
Net income	$7,092	$2,238	$4,854	216.89%

Common Share Data
Basic and diluted earnings per share	$1.04	$0.33	$0.71	215.15%

Shares outstanding	6,835,192	6,833,752
Basic weighted average shares outstanding	6,834,095	6,832,787
Dilutive weighted average shares outstanding	6,835,095	6,832,787
Book value per share	$14.47	$13.28
Tangible book value	$14.43	$13.22

NORTH VALLEY BANCORP
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands)

	September 30,	December 31,	September 30,
Balance Sheet Data	2012	2011	2011
Assets
Cash and due from banks	$19,436	$18,758	$21,662
Federal funds sold	405	40,210	68,535
Time deposits at other financial institutions	2,210	1,959	459
Available-for-sale securities - at fair value	299,025	312,205	272,880
Held-to-maturity securities - at amortized cost	6	6	6

Loans net of deferred loan fees	489,900	456,215	471,758
Allowance for loan losses	(11,427)	(12,656)	(13,671)
Net loans	478,473	443,559	458,087

Premises and equipment, net	9,303	8,661	8,158
Other real estate owned	21,689	20,106	20,888
Core deposit intangibles, net	292	401	437
Accrued interest receivable and other assets	63,712	59,101	60,177
Total assets	$894,551	$904,966	$911,289

Liabilities and Shareholders' Equity
Deposits:
Demand, noninterest bearing	$166,968	$167,506	$163,241
Demand, interest bearing	181,302	170,124	169,030
Savings and money market	232,865	216,299	219,438
Time	177,341	212,310	217,699
Total deposits	758,476	766,239	769,408

Accrued interest payable and other liabilities	15,510	17,301	19,170
Subordinated debentures	21,651	31,961	31,961
Total liabilities	795,637	815,501	820,539
Shareholders' equity	98,914	89,465	90,750
Total liabilities and shareholders' equity	$894,551	$904,966	$911,289

Asset Quality
Nonaccrual loans	$11,573	$18,359	$11,953
Loans past due 90 days and accruing interest	6	52	189
Other real estate owned	21,689	20,106	20,888
Total nonperforming assets	$33,268	$38,517	$33,030

Classified assets	$49,921	$59,742	$67,691
Bank Tier 1 Capital + ALLL	$115,852	$126,323	$127,382
Classified assets ratio	43.09%	47.29%	53.14%

Allowance for loan losses to total loans	2.33%	2.77%	2.90%
Allowance for loan losses to NPL's	98.69%	68.74%	112.59%

NORTH VALLEY BANCORP
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Selected Financial Ratios	2012	2011	2012	2011
Return on average total assets	2.32%	0.58%	1.04%	0.33%
Return on average shareholders' equity	22.59%	5.85%	10.23%	3.45%
Net interest margin (tax equivalent basis)	3.78%	3.90%	3.70%	4.00%
Efficiency ratio	81.89%	80.93%	82.82%	83.59%

Selected Average Balances
Loans	$475,600	$474,416	$458,826	$489,692
Taxable investments	311,736	279,548	313,546	278,685
Tax-exempt investments	11,663	14,092	12,290	14,283
Federal funds sold and other	17,770	38,076	31,207	21,394
Total earning assets	$816,769	$806,132	$815,869	$804,054
Total assets	$913,239	$898,452	$912,386	$895,754

Demand deposits - interest bearing	$180,431	$163,610	$178,725	$163,140
Savings and money market	226,630	221,669	223,022	220,911
Time deposits	184,802	211,521	199,983	216,650
Subordinated debentures	24,116	31,961	29,327	31,961
Other borrowings	11,056	—	3,749	—
Total interest bearing liabilities	$627,035	$628,761	$634,806	$632,662
Demand deposits - noninterest bearing	$168,658	$161,939	$161,464	$157,923
Shareholders' equity	$93,957	$89,446	$92,365	$86,743

NORTH VALLEY BANCORP
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands, except per share data)

	For the Quarter Ended
	September	June	March	December
	2012	2012	2012	2011
Interest income	$8,426	$8,420	$8,609	$8,879
Interest expense	713	1,091	1,217	1,331
Net interest income	7,713	7,329	7,392	7,548

Provision for loan losses	700	1,000	400	—
Noninterest income	4,204	4,687	3,259	3,717
Noninterest expense	9,759	9,228	9,656	10,912

Income before (benefit) provision for income taxes	1,458	1,788	595	353
(Benefit) provision for income taxes	(3,893)	527	115	(456)
Net income	$5,351	$1,261	$480	$809

Common Share Data
Basic and diluted earnings per share	$0.78	$0.18	$0.07	$0.12